Filed Pursuant to Rule 433

Registration No. 333-241031

May 10, 2021

Pioneer Natural Resources Company

Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Expected Ratings*:	Baa2/BBB/BBB+ (Stable/Stable/Stable)
Trade Date:	May 10, 2021
Settlement Date:**	May 18, 2021 (T+6)
Title of Securities:	Senior Notes due 2023
Principal Amount:	$750,000,000
Stated Maturity Date:	May 15, 2023
US Treasury Benchmark:	0.125% due April 30, 2023
US Treasury Yield:	0.153%
Spread to US Treasury:	0.400%
Yield to Maturity:	0.553%
Issue Price:	99.994% of face amount
Coupon:	0.550%
Interest Payment Dates:	May 15 and November 15 commencing November 15, 2021
Optional Redemption:	Greater of par or T + 10 bps
CUSIP/ISIN:	723787 AU1 / US723787AU18
Joint Book-Running Managers:

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse (USA) LLC

J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. CIBC World Markets Corp. MUFG Securities Americas Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Co-Managers:	BBVA Securities Inc. PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the following three business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, TD Securities (USA) LLC at 1-855-495-9846, or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED, SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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